Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”) to Agreement and Plan of Merger, dated as of September 17, 2007 (the “Agreement”), is made and entered into as of December 18, 2007, by and among PAETEC HOLDING CORP., a Delaware corporation (“Buyer”), PS ACQUISITION CORP., a Delaware corporation (“Merger Sub”), and MCLEODUSA INCORPORATED, a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Buyer, Merger Sub and Seller have previously executed and delivered the Agreement; and

WHEREAS, Buyer, Merger Sub and Seller wish to amend certain provisions of the Agreement, all as more fully set forth herein;

NOW, THEREFORE, in consideration of mutual covenants and agreements of the parties contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Merger Sub and Seller agree as follows:

SECTION 1.    Definitions. Capitalized terms used but not expressly defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

SECTION 2.    Seller Voting Agreements. Concurrently with the execution and delivery of this Amendment and as a condition and inducement to the parties’ willingness to enter into this Amendment, the Consenting Stockholders shall have entered into voting agreements pursuant to which each Consenting Stockholder has agreed with Buyer, subject to the terms and conditions set forth therein, that such Consenting Stockholder shall vote in favor of the adoption of the Agreement, as amended by this Amendment, and approval of the Merger.

SECTION 3.    Amendment of Recitals to the Agreement. The third recital of the Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, the Board of Directors of Seller on or about September 16, 2007 determined that this Agreement and the transactions contemplated hereby are in the best interests of Seller and its stockholders (the “Stockholders”) and determined to recommend to the Stockholders the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger (the “Seller Recommendation”);”

SECTION 4.    Amendment of Section 3.1(c) of the Agreement.

(a)    The second sentence of Section 3.1(c)(i) of the Agreement is hereby amended to delete the phrase “to be delivered pursuant to the Written Consents” at the end of such sentence.

(b)    Section 3.1(c)(ii)(D) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(D) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the Stockholders for approval and adoption at a duly held meeting of the Stockholders in accordance with this Agreement.”

(c)    The first sentence of Section 3.1(c)(iii) of the Agreement is hereby amended to delete the phrase “, which is to be delivered pursuant to the Written Consents,” from such sentence.

SECTION 5.    Amendment of Section 3.1(e) of the Agreement. Clause (ii) of Section 3.1(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) the joint proxy statement relating to the Buyer Stockholders Meeting and the Seller Stockholders Meeting (such joint proxy statement, together with the prospectus relating to the registration and issuance of shares of Buyer Common Stock to the Stockholders, as amended or supplemented from time to time, collectively, the “Proxy Statement/Prospectus”), shall, at the date it is first mailed to the Stockholders or Buyer Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.”

SECTION 6.    Amendment of Section 5.1 of the Agreement.

(a)    The parties hereby agree that, from and after the date of this Amendment, the Seller shall have no further obligation to comply with the covenant set forth in the fourth sentence of Section 5.1(a) of the Agreement.

(b)    The fourth sentence of Section 5.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Subject to the last sentences of Section 5.1(c) and Section 5.1(d), respectively, the Proxy Statement/Prospectus shall contain the Buyer Recommendation and the Seller Recommendation.”

(c)    The Agreement is hereby amended by the addition of the following new Section 5.1(d) and new Section 5.1(e):

“(d)    As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, Seller shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Seller Stockholders Meeting”) in accordance with the DGCL and Seller’s Organizational Documents for the purpose of obtaining the Seller Stockholder Approval and shall, subject to the last sentence of this Section 5.1(d), communicate to the Stockholders the Seller Recommendation, and use commercially reasonable efforts to solicit from the Stockholders proxies in favor of, the adoption of this Agreement and approval of the Merger. Seller shall ensure that the Seller Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Seller Stockholders Meeting are solicited in compliance with Applicable Laws and with the Seller Organizational Documents. Without the prior written consent of Buyer, the Seller Stockholder Approval shall be the only matter which Seller shall propose to be acted on by the Stockholders at the Seller Stockholders Meeting. Notwithstanding any other provision of this Agreement to the contrary, if Seller is required under Applicable Laws to submit additional matters to a vote of the Stockholders to permit the consummation of the Merger and the other transactions contemplated by this Agreement, Seller shall be authorized and required hereunder to submit approval of such matters to the Stockholders. The term “Seller Stockholder Approval” as used herein shall be deemed to include reference to approval of such matters by a vote of the Stockholders, the term “Seller Stockholders Meeting” as used herein shall be deemed to include reference to submission of such matters to a vote of the Stockholders, and any representation and warranty by Seller herein with respect to stockholder votes or consents required to be obtained by Seller shall be deemed to refer to such matters. Nothing contained in this Section 5.1(d) or any other provision of this Agreement shall prohibit Seller’s Board of Directors from making a Change of Recommendation to the Stockholders hereunder if Seller’s Board of Directors, after consultation with legal counsel, determines in good faith that such action is necessary for Seller’s Board of Directors to comply with its fiduciary duties under Applicable Laws.

(e)    Buyer and Seller shall each use their reasonable best efforts to cause the Buyer Stockholders Meeting and the Sellers Stockholders Meeting to be held on the same date.”

SECTION 7.    Amendment of Section 7.1 of the Agreement.

(a)    Section 7.1(b) of the Agreement is hereby amended by adding the word “or” at the end of Section 7.1(b)(iii) and by inserting the following new Section 7.1(b)(iv) immediately following Section 7.1(b)(iii):

“(iv) if the Seller Stockholder Approval shall not have been obtained at the Seller Stockholders Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the Seller Stockholder Approval was taken;”

(b)    Section 7.1(d) of the Agreement is hereby amended to insert a period in lieu of “; or” at the end of Section 7.1(d)(iii) and to delete Section 7.1(d)(iv) in its entirety.

SECTION 8.    Amendment of Section 7.2 of the Agreement. Clause (iii) of Section 7.2(a) of the Agreement is hereby amended to delete the reference to “Section 7.1(d)(iv)” therein and replace such deleted reference with a reference to new “Section 7.1(b)(iv).”

SECTION 9.    Amendment of Section 8.3 of the Agreement.

Section 8.3 of the Agreement is hereby amended by the addition of the following new Section 8.3(aaa):

“(aaa) “Seller Stockholder Approval” means the affirmative vote or consent of the Stockholders holding a majority of the outstanding shares of Seller Common Stock to adopt this Agreement and to approve the transactions contemplated hereby, including the Merger, which vote or consent, for purposes of Section 5.1(d), Section 6.1(a) and Section 7.1(b)(iv) shall be obtained at the Seller Stockholders Meeting.”

SECTION 10.    Authority; Board Approval.

(a)    Seller represents to Buyer and Merger Sub as follows: Seller has all requisite corporate power and authority to enter into this Amendment, subject to obtaining the Seller Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Except for the Seller Stockholder Approval, the execution and delivery of this Amendment by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller, including, without limitation, the due approval of this Amendment by the Board of Directors of Seller as required pursuant to Section 7.3 of the Agreement. This Amendment has been duly executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Amendment by each of Buyer and Merger Sub, this Amendment constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to Creditors’ Laws.

(b)    Buyer and Merger Sub represent and warrant to Seller as follows: Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Amendment, subject to obtaining the Buyer Stockholder Approval and subject to compliance with Section 11 of this Amendment, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Buyer Stockholder Approval, the execution and delivery of this Amendment and the consummation by each of Buyer and Merger Sub of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub, including, without limitation, the due approval of this Amendment by the Boards of Directors of Buyer and Merger Sub as required pursuant to Section 7.3 of the Agreement. This Amendment has been duly executed and delivered by each of Buyer and Merger Sub. Assuming due authorization, execution and delivery thereof by Seller, this Amendment constitutes the legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, subject to Creditors’ Laws.

SECTION 11.    Corporate Actions. By the close of business on the day immediately after the date of this Amendment, Buyer, as the holder of all of the outstanding shares of capital stock of Merger Sub, shall adopt the Agreement, as amended by this Amendment, and approve the transactions contemplated by the Agreement, as amended by this Amendment, including the Merger.

SECTION 12.    Ratification of Agreement. Except as otherwise provided herein, all of the terms, covenants and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. From and after the date of this Amendment, all references to the Agreement (whether in the Agreement or this Amendment) shall refer to the Agreement as amended by this Amendment. For the avoidance of doubt, the parties hereto acknowledge and agree that (a) references in the Agreement to “the date hereof” or “the date of this Agreement” or similar formulations shall mean September 17, 2007 and (b) representations and warranties by Seller, Buyer and Merger Sub in the Agreement with respect to matters set forth in this Amendment and not originally set forth in the Agreement shall be deemed to be initially made as of the date of this Amendment.

SECTION 13.    Governing Law. This Amendment and any disputes arising out of or related to this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 14.    Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 15.    Headings. The headings contained in this Amendment are included for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

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IN WITNESS WHEREOF, Buyer, Merger Sub and Seller have caused this Amendment to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

PAETEC HOLDING CORP.

By:	/s/ Arunas A. Chesonis
Name: Arunas A. Chesonis Title: Chairman, President and Chief Executive Officer

PS ACQUISITION CORP.

By:	/s/ Arunas A. Chesonis
Name: Arunas A. Chesonis Title: Chairman, President and Chief Executive Officer

MCLEODUSA INCORPORATED

By:	/s/ Royce J. Holland
Name: Royce J. Holland Title: Chief Executive Officer